UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2013

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor, New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Departure of Directors or Certain Officers.

Gillian Munson

On November 18, 2013, XO Group Inc. (the “Company”) announced that Gillian Munson, age 43, was appointed Chief Financial Officer of the Company, with an expected start date of November 25, 2013.

Prior to joining the Company, Ms. Munson served as Managing Director at Allen & Company LLC beginning in 2007. Prior to that position, Ms. Munson served as Vice President of Corporate Business Development for Symbol Technologies, and at Morgan Stanley as Executive Director and Senior Equity Analyst. Ms. Munson began her career at Hambrecht & Quist as a Research Associate.

The Company entered into an employment agreement dated November 12, 2013 (the “Agreement”) with Ms. Munson. The Agreement has no specified term, and Ms. Munson’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Long-Term Incentive Awards. Ms. Munson will receive an annual base salary of $350,000, subject to review on an annual basis by the Compensation Committee of the Board of Directors (the “Compensation Committee”), except that her base salary may only be decreased as part of an across the board reduction applicable to the Company’s other senior executive officers. She will also be eligible to receive compensatory awards under the Company’s current Long-Term Incentive Plan (the “LTIP”) and any successor plan available to senior executive officers. Ms. Munson’s bonus opportunity under any such plan will be the maximum available to her employee classification (currently non-CEO executive officers) according to the LTIP parameters. Any bonus for 2013 will be pro rated based on her commencement date.

Signing Bonus. Ms. Munson will receive a bonus payment of $50,000 in conjunction with the first payroll following the commencement of her employment with the Company (the “Signing Bonus”). The gross amount of the Signing Bonus is subject to repayment in full if, before the first anniversary of the start date of her employment with the Company, Ms. Munson is terminated for cause or resigns her employment without Good Reason (in each case, as defined in the Agreement).

Restricted Stock Award. As soon as possible following the commencement of her employment with the Company, Ms. Munson will receive a grant of 125,000 shares of restricted common stock of the Company (the “Restricted Stock Award”). The grant will vest in equal installments over 4 years. The terms and conditions of the restricted stock award will be governed by the Company’s 2009 Stock Incentive Plan and the form of restricted stock award agreement.

Ongoing Equity Grants. Subject to the approval of the Compensation Committee, Ms. Munson will be eligible to receive equity grants and other long-term incentives when such grants and awards are made to other senior executives of the Company generally. The amount of such equity grants or other long-term incentives will be commensurate with the awards granted to other senior executives of the Company, and they will be subject to terms and conditions no less favorable than those applicable to awards of a similar nature made to other senior executives of the Company.

Severance Terms. If the Company or a successor entity terminates Ms. Munson’s employment without cause or Ms. Munson resigns for Good Reason, and subject to the satisfaction of specified conditions, the Company will provide the following severance benefits: (a) a lump sum cash payment equal to 12 months of her then-current base salary and (b) continuation of regular benefits (other than vesting of any equity award) for 1 year.

If the Company or a successor entity terminates Ms. Munson’s employment without cause or Ms. Munson resigns for Good Reason during the 90-day period prior to, or within 1 year following a Change in Control (as such term is defined in the Agreement), and subject to the satisfaction of specified conditions, then Ms. Munson will be entitled to the vesting of equity awards as follows: (a) the Restricted Stock Award will vest in an amount equal to the greater of 50% of the amount unvested prior to such termination or the amount that would have become vested on the first anniversary of the termination, and (b) any LTIP awards paid in the form of an equity award that have not vested at the time of such termination will vest in accordance with the terms of the LTIP.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is in incorporated by reference herein. The Company also entered into its standard form indemnification agreement with Ms. Munson, which is filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A filed on November 10, 1999.

There are no family relationships between Ms. Munson and any director or executive officer of the Company and she has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Munson and other persons pursuant to which Ms. Munson was selected as an officer.

On November 18, 2013, the Company issued a press release announcing the appointment of Ms. Munson. A copy of the Company’s press release is attached as Exhibit 99.1 hereto, and is incorporated by reference into this report.

John Mueller

On November 13, 2013, the Company notified its principal financial officer and principal accounting officer, John Mueller, that his employment with the Company, as Chief Financial Officer and Treasurer, would end effective November 15, 2013.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following documents are included as exhibits to this report:

10.1	Employment Agreement, dated November 12, 2013, between XO Group Inc. and Gillian Munson.

99.1	Press Release dated November 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC. (Registrant)

Date: November 18, 2013	By:	/s/ JEREMY LECHTZIN
Jeremy Lechtzin
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Employment Agreement, dated November 12, 2013, between XO Group Inc. and Gillian Munson.
99.1	Press Release dated November 18, 2013.